CONTACT:	Daniel T. Hendrix President and Chief Executive Officer Patrick C. Lynch Chief Financial Officer (770) 437-6800 Financial Dynamics: Christine Mohrmann, Lindsay Hatton (212) 850-5600

FOR IMMEDIATE RELEASE

INTERFACE REPORTS FIRST QUARTER 2004 RESULTS
-- First Quarter Sales Up 19% Year-Over-Year to $249 million --
 -- First Quarter Orders Up 19% Year-Over-Year to $273 million --

ATLANTA, Georgia, April 28, 2004 - Interface, Inc. (Nasdaq: IFSIA), a worldwide interiors products and services company, today announced first quarter results for the 14-week period ended April 4, 2004.

Sales in the first quarter 2004 were $249.2 million, compared with $210.2 million in the first quarter 2003, which was a 13-week period. Operating income was $9.5 million in the first quarter 2004, versus an operating loss of $3.4 million in the first quarter 2003 (after a pre-tax restructuring charge of $2.1 million in that period). Net loss for the first quarter 2004 was $3.0 million, or $0.06 per share, compared with a first quarter 2003 net loss of $10.4 million, or $0.21 per share. In the first quarter 2004, the Company expensed the equivalent of $0.02 per share of costs associated with its previously-announced bond issuance, while the net loss for the comparable 2003 period included a $0.03 per share loss from discontinued operations.

Order activity also was strong during the first quarter 2004, up 19% to $273 million, compared with the first quarter of last year.

“Our results for the first quarter of 2004 were indicative of several positive trends in our business and in the industry environment as a whole. This was the fourth straight quarter in which we realized both sequential and year-over-year improvements in sales,” said Daniel T. Hendrix, President and Chief Executive Officer. “First quarter revenues increased versus the same period last year in each of our market segments, which leads us to believe that we’re gaining market share and that our industry is beginning to recover. We were particularly encouraged by continued improvement in the corporate office segment, which has been sluggish for most of the past three years.”

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INTERFACE REPORTS FIRST QUARTER 2004 RESULTS	- 2 -

Mr. Hendrix continued, “We are pleased by the progress that our fabrics business made during the quarter. This business returned to operating profitability in the first quarter, largely as a result of the success of our restructuring initiatives. In addition, our broadloom business benefited from the recovery in the corporate office market and our market segmentation strategy, as both sales and volume grew significantly year-over-year during the quarter.”

Patrick C. Lynch, Vice President and Chief Financial Officer, commented, “Inventory levels rose during the first quarter, primarily due to increased order activity and seasonal raw materials purchasing. However, we will continue our focus on supply chain initiatives and our efforts to reduce working capital requirements. Our selling, general and administrative expenses also increased in line with our growth in sales, and were further negatively impacted by currency fluctuations during the quarter.”

Mr. Hendrix concluded, “We are encouraged to have made a strong start to fiscal 2004. In the first quarter, we took some important steps toward strengthening our operations and preparing our business for further improvements, and we look forward to realizing continued growth throughout the remainder of the year. However, neither our Company nor the industry as a whole has fully recovered from the recent downturn, and we will be making every effort in the coming quarters to control costs, take market share and realize the full potential of our strategic initiatives.”

The Company will host a conference call tomorrow, April 29, 2004, at 9:00 a.m. Eastern Time, to discuss its first quarter 2004 results. The conference call will be simultaneously broadcast live over the Internet. Listeners may access the conference call live over the Internet at http://phx.corporate-ir.net/phoenix.zhtml?c=112931&p=IROL-EventDetails&EventId=881111 or through the Company’s website at http://www.interfaceinc.com/results/investor/. The archived version of the conference call will be available at these sites beginning approximately one hour after the call ends through April 29, 2005 at 11:59 p.m. Eastern Time.

Interface, Inc. is a recognized leader in the worldwide interiors market, offering floorcoverings and fabrics. The Company is committed to the goal of sustainability and doing business in ways that minimize the impact on the environment while enhancing shareholder value. The Company is the world’s largest manufacturer of modular carpet under the Interface, Heuga, Bentley and Prince Street brands, and, through its Bentley Mills and Prince Street brands, enjoys a leading position in the high quality, designer-oriented segment of the broadloom carpet market. The Company is a leading producer of interior fabrics and upholstery products, which it markets under the Guilford of Maine, Toltec, Intek, Chatham and Camborne brands. The Company provides specialized carpet replacement, installation, maintenance and reclamation services through its Re:Source Americas service network. In addition, the Company provides specialized fabric services through its TekSolutions business and produces InterCell brand raised/access flooring systems.

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INTERFACE REPORTS FIRST QUARTER 2004 RESULTS	- 3 -

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the other matters set forth in this news release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including risks and uncertainties associated with economic conditions in the commercial interiors industry as well as the risks and uncertainties discussed under the heading “Safe Harbor Compliance Statement for Forward-Looking Statements” in Item 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2003, which discussion is incorporated herein by this reference, including, but not limited to, the discussion of specific risks and uncertainties under the headings “We compete with a large number of manufacturers in the highly competitive commercial floorcovering products market, and some of these competitors have greater financial resources than we do,” “Sales of our principal products have been and may continue to be affected by cycles in the construction and renovation of commercial and institutional buildings,” “Our continued success depends significantly upon the efforts, abilities and continued service of our senior management executives and our design consultants,” “Our substantial international operations are subject to various political, economic and other uncertainties,” “Our Chairman, together with other insiders, currently has sufficient voting power to elect a majority of our Board of Directors,” “Large increases in the cost of petroleum-based raw materials, which we are unable to pass through to our customers, could adversely affect us,” “Unanticipated termination or interruption of any of our arrangements with our primary third-party suppliers of synthetic fiber could have a material adverse effect on us,” “We have a significant amount of indebtedness which could have important negative consequences to us,” and “Our Rights Agreement could discourage tender offers or other transactions that could result in shareholders receiving a premium over the market price for our stock.” Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company assumes no responsibility to update or revise forward-looking statements made in this press release and cautions readers not to place undue reliance on any such forward-looking statements.

- TABLES FOLLOW -

INTERFACE REPORTS FIRST QUARTER 2004 RESULTS	- 4 -

Consolidated Condensed Statements of Operations	Three Months Ended
(In thousands, except per share data)	4/04/04	3/30/03

Net Sales	$249,244	$210,210
Cost of Sales	176,968	154,511
Gross Profit	72,276	55,699
Selling, General & Administrative Expense	62,763	57,040
Restructuring Charge	-	2,086
Operating Income (Loss)	9,513	(3,427)
Interest Expense	11,805	10,180
Bond Offering Cost	1,869	-
Other Expense, Net	784	93
Loss Before Taxes	(4,945)	(13,700)
Income Tax Benefit	(1,916)	(4,658)
Loss from Continuing Operations	(3,029)	(9,042)
Discontinued Operations (net of tax)	-	(1,312)
Net Loss	$(3,029)	$(10,354)

Basic and diluted loss per share:
Continuing Operations	$(0.06)	$(0.18)
Discontinued Operations	(0.00)	(0.03)
Basic and diluted loss per share	$(0.06)	$(0.21)
Basic and diluted common shares outstanding	50,372	50,211
Orders	$273,200	$229,600
Backlog (as of 4/04/04 and 3/30/03, respectively)	$131,100	$127,600

Consolidated Condensed Balance Sheets
(In thousands)	4/04/04	12/28/03

Assets
Cash	$17,607	$16,633
Accounts Receivable (net)	170,735	174,366
Inventories	160,022	143,885
Prepaid and Other	30,992	24,062
Total Current Assets	379,356	358,946
Property, Plant & Equipment	209,787	211,457
Goodwill	222,752	224,129
Other Assets	100,884	99,742
	$912,779	$894,274

Liabilities
Accounts Payable	$72,381	$62,352
Current Long-Term Debt	-	-
Accrued Liabilities	110,945	128,104
Total Current Liabilities	183,326	190,456
Long-Term Debt Less Current Maturities	14,247	-
Senior and Senior Subordinated Notes	460,000	445,000
Other Non-current Liabilities	35,975	36,627
Total Liabilities	693,548	672,083
Minority Interest	3,807	3,458
Shareholders' Equity	215,424	218,733
	$912,779	$894,274

INTERFACE REPORTS FIRST QUARTER 2004 RESULTS	- 5 -

Consolidated Condensed Statements of Cash Flows	Three Months Ended
(In millions)	4/04/04		3/30/03
Net (Loss)		$(3.0)	$(10.4)
Depreciation, Amortization and other non-cash		9.8	9.2
Change in Working Capital
Accounts Receivable	3.6		6.8
Inventories	(16.2)		(8.6)
Prepaids	(4.7)		(4.3)
Accounts Payable and Accrued Expenses	(8.6)		0.6
Cash Provided From Operating Activities		(19.1)	(6.7)
Cash Used in Investing Activities		(6.3)	(7.1)
Cash Provided From Financing Activities		26.5	2.5
Effect of Exchange Rate Changes on Cash		(0.1)	0.1
Net Increase (Decrease) in Cash		$1.0	$(11.2)

Consolidated Condensed Segment Reporting
(In millions)
	Three Months Ended
	4/04/04	3/30/03	% Change
Net Sales
Modular Carpet	$131.0	$105.7	23.9%
Broadloom	27.1	21.8	24.3%
Services	38.1	32.4	17.6%
Fabrics Group	49.9	46.9	6.4%
Specialty Products	3.1	3.4	-8.8%
Total	$249.2	$210.2	18.6%

Operating Income (Loss)
Modular Carpet	$12.5	$8.6
Broadloom	(0.3)	(3.1)
Services	(3.1)	(3.6)
Fabrics Group	0.9	(5.4)
Specialty Products	0.1	0.3
Corporate Expenses and Eliminations	(0.6)	(0.2)
Total	$9.5	$(3.4)

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